CODE OF ETHICS

A.	CODE OF ETHICS

F/M has established this Code of Ethics (the “Code”) pursuant to Rule 204A-1 of the Advisers Act. As an investment adviser, F/M has an undivided duty of loyalty to act solely in the best interests of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where F/M’s interests may conflict with those of its clients. In carrying on its daily affairs, F/M and all Supervised Persons must act in a fair, lawful and ethical manner, in accordance with all applicable federal security laws as well as any other rules and regulations imposed by F/M’s governing regulatory authority.

All Supervised Persons must review this Code, as well as F/M’s internal policies and procedures, in an effort to be aware of their responsibilities pertaining to client service. To the extent that any term within the Manual, or any other F/M policy, is inconsistent with any term contained within this Code, the Code will control. Any violation by a Supervised Person of this Code or any other F/M policy and/or procedure will subject the Supervised Person to F/M’s disciplinary procedures, which may include termination of employment.

All Supervised Persons must act in accordance with the requirements of all applicable federal securities laws and regulations including, but not limited to, the Advisers Act, which sets forth numerous policies and procedures pertaining to F/M’s advisory business. F/M, as a fiduciary, has an obligation to act consistent with the Advisers Act, but to also place clients’ interests above those of the Company. In a similar vein, it is against F/M policy for any Supervised Person to use the mails or any means or instrumentality of interstate commerce to:

•	Employ any device, scheme, or artifice to defraud a client or prospective client;
•	Engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client; and
•	Engage in fraudulent, deceptive or manipulative practices.

Finally, it is the policy of F/M that it and each such Supervised Person comply with the aforementioned standards and to recognize that the Company has a fiduciary obligation towards its clients. Supervised Persons must be fully aware of the high value F/M has placed and continues to place on the adherence by all Supervised Persons to ethical conduct at all times, and all Supervised Persons are urged to comply not only with the letter of their respective fiduciary duties, but also to the ideals of F/M. In addition, all Supervised Persons are required to comply with those federal securities laws which apply to the business of the Company, and each Supervised Person’s execution of the Annual Acknowledgment of the Policies and Procedures constitutes his or her agreement that they have complied, and will continue to comply, with such applicable laws.

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1.	Provision of the Code and Acknowledgement of Receipt
a.	Initial Provision - Acknowledgment of Receipt

All Supervised Persons, within ten (10) days of becoming a Supervised Person, are required to certify in writing that they have:

•	Received a copy of the Code;
•	Read and understand all provisions of the Code; and
•	Agree to comply with the provisions set forth in the Code.

The CCO is responsible for delivery of the Code and the receipt of the required acknowledgments.

b.	Amendments

The CCO will provide all Supervised Persons with any amendments to the Code. All Supervised Persons will provide to the CCO the acknowledgment of receipt of the amended Code, as described above for the initial provision of the Code, within ten (10) days of being provided with an amendment.

c.	Annual Certification of Compliance

On an annual basis, all Supervised Persons are required to certify that they have received and read the provisions of the Code. Such certification will also include a statement that the Supervised Person has complied with the requirements of the Code and applicable laws, rules, statutes, and regulations. The CCO is responsible for delivery of the annual certification and the receipt of the executed annual certification.

2.	Personal Securities Transactions

All Access Persons must submit for the Company’s review a report of his/her personal securities transactions and securities holdings as described below. The review of personal securities transactions assists an adviser in recognizing such things as “scalping” (i.e., a practice whereby the owner of shares of a security recommends that security for investment and then immediately sells it at a profit upon the rise in the market price which follows the recommendation), as well as potentially abusive “soft dollar” or brokerage practices. In addition, this requirement can help detect insider trading, “front-running” (i.e., personal trades executed prior to those of F/M’s clients) and other potentially abusive practices.

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a.	Initial and Annual Holdings Reports

Each Access Person must provide to the CCO, for review, a report no later than ten (10) days after the person becomes an access person, and at least once each 12-month period thereafter on a date selected by the Adviser. The information contained in the holdings report must be current as of a date no more than 45 days prior to the date the report was submitted. Reportable Securities are those over which the Access Person directly, or indirectly, has Beneficial Ownership.

Each Reportable Securities holdings report must provide, at a minimum, the following information:

•	The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
•	The date the Access Person submits the report.
b.	Transaction Reports

Each Access Person must provide to the CCO, for review, a record of his/her personal Reportable Securities transactions no later than thirty (30) days after the end of each calendar quarter, which report must cover all transactions in Reportable Securities (other than those pursuant to an Automatic Investment Plan) during the quarter. The report must provide, at a minimum, the following information about each transaction in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the security at which the transaction was effected;
•	The name of the broker, dealer, or bank with or through which the transaction was effected; and
•	The date the Access Person submits the report.
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c.	Brokerage Accounts

Access Persons must disclose to the CCO all brokerage accounts for which they have Beneficial Ownership.

3.	Preclearance of IPO and Limited Offering Transactions

All Access Persons are prohibited from acquiring any security distributed in an Initial Public Offering, without obtaining the prior approval of the CCO. In addition, All Access Persons are prohibited from acquiring any securities for their personal accounts distributed in a Limited Offering, without the express prior approval of the CCO. In instances where Access Persons, after receiving prior approval, acquire additional securities in a Limited Offering, Access Persons have an affirmative obligation to disclose this investment to the CCO.

4.	Restricted List of Securities

F/M does not currently maintain a list of securities, other than Initial Public Offerings or Limited Offerings, that are subject to pre-clearance before purchase by an Access Person. If the need for a restricted list were to arise, the CCO would maintain the restricted list and ensure that the list was made available to all Access Persons. All Supervised Persons are required to inform the CCO of any new or prospective clients that may hold an executive position at a company requiring the addition of that company’s securities on the restricted list.

B.	INSIDER TRADING

The securities laws prohibit trading by a person while in the possession of Material Nonpublic Information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others. Section 204A of the Advisers Act requires that investment advisers maintain and enforce written policies reasonably designed to prevent the misuse of Material Nonpublic Information by the investment adviser or any person associated with the investment adviser. Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC and criminal and civil prosecution.

1.	Trading on Material Nonpublic Information

No employee of an investment adviser who is in possession of Material Nonpublic Information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from the CCO, who has been designated by F/M to handle such matters.

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2.	Disclosure of Material Nonpublic Information

No person associated with F/M may disclose Material Nonpublic Information about a company or about the market for that company’s securities:

•	To any person except to the extent necessary to carry out the legitimate business obligations of F/M; or
•	In circumstances in which the information is likely to be used for unlawful trading.
3.	Questions About F/M’s Insider Trading Policy

While compliance with the law and with F/M’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is Material Nonpublic Information, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed with the CCO, who has been designated by F/M to respond to such questions.

4.	Violations

Violations of the Company’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will subject personnel to disciplinary action.

C.	REPORTING OF VIOLATIONS OF THE CODE

All personnel of F/M must promptly report improper or suspicious activities, including any suspected violations of the Code and/or this Manual. Issues may be reported in accordance with F/M’s whistleblower policy, as contained in the Compliance Manual. In addition, issues may be reported to the CCO in person, by telephone, email or written letter. Any reports of potential violations will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Information can also be submitted directly to the SEC.

D.	RETENTION OF CERTAIN RECORDS

A record of each securities holdings report and transaction report, including any duplicate broker trade confirmation or account statements provided by an Access Person will be maintained by F/M for the time period required by the Advisers Act. In addition, a record of the names of persons who are currently, or within the past five years were, Access Persons of FM will be maintained. See also Recordkeeping.